Exhibit 99.1

FORM 6-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of

the Securities Exchange Act of 1934

For the month of October 2018

Commission File Number: 001-37947

HUNTER MARITIME ACQUISITION CORP.

(Translation of registrant's name into English)

c/o MI Management Company

Trust Company Complex, Suite 206

Ajeltake Road

P.O. Box 3055

Majuro, Marshall Islands

MH96960

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒    Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)7: ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On October 5, 2018, Hunter Maritime Acquisition Corp. a Marshall Islands corporation issued a press release announcing its entry into the Agreement, as defined below. A copy of the press release is attached hereto as Exhibit 99.1. A copy of the Agreement is attached hereto as Exhibit 99.2.

Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The summary of the Agreement contained herein is qualified in its entirety by reference to the full text of the Agreement.

IMPORTANT NOTICES

The planned tender offer for the common shares of Hunter Maritime Acquisition Corp. to be conducted in connection with the business combination described herein has not yet commenced. Each description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy Company common shares will be made pursuant to an offer to purchase and related materials that the Company intends to file with the Securities and Exchange Commission (the “SEC”). At the time the offer is commenced, the Company will file a tender offer statement on Schedule TO and other offer documents with the SEC. The business combination tender offer documents (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully and considered before any decision is made with respect to such tender offer. These materials will be sent free of charge to all security holders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders of the Company are urged to read the business combination tender offer documents and the other relevant materials when they become available before making any investment decision with respect to the business combination tender offer because they will contain important information about the business combination tender offer, the acquisition described herein and the parties to the acquisition. Copies of such filings can also be obtained, without charge, by directing a request to Morrow Sodali LLC, as Information Agent for the Tender Offer, by telephone at: (800) 662-5200 or by email at: HUNT.info@morrowsodali.com.

Cautionary Statement About Forward Looking Statements

This Report on Form 6-K contains "forward looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's annual report for the year ended December 31, 2017 on Form 20-F, as amended, under the heading "Risk Factors" and other reports the Company files with the U.S. Securities and Exchange Commission, which are available at the SEC's website at http://www.sec.gov. The Company undertakes no obligation to update these statements as a result of new information, future events or developments after the date of this Form 6-K, except as required by law.

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Entry Into a Material Definitive Agreement

On October 5, 2018, NCF Wealth Holdings Limited, a British Virgin Islands company (the “Company”), Zhenxin Zhang, an individual (the “Stockholders Representative”), as the representative of the shareholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), Hunter Maritime Acquisition Corp., a Marshall Islands corporation (the “Purchaser”) and Hunter Maritime (BVI) Limited, a British Virginal Islands Company (the “Merger Sub”), entered into a definitive Merger Agreement (the “Agreement”).

Acquisition of Target

The Company will merge (the “Merger”) with and into Merger Sub, after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of the Purchaser.

Upon the closing of the transactions contemplated in the Agreement (the “Closing”), all of the shares of the Company will be cancelled and automatically converted into the right to receive an aggregate of 200 million shares of Class A common stock of the Purchaser (“Purchaser Common Stock”), of which 15 million shares (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations. The Stockholders shall also be entitled to receive up to 50 million additional shares of Purchaser Common Stock if the Company meets certain financial performance targets based on its Net Income Before Tax for the 2019 and 2020 fiscal years. Representations and Warranties

In the Agreement, the Company, the Purchaser and the Merger Sub each make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization of the Company and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and title to shares; (e) accuracy of charter documents and corporate records; (f) related-party transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) employment and labor matters; (q) taxes and audits; (r) environmental matters; (s) SEC filing requirements and other customary representations and warranties.

Conduct Prior to Closing; Covenants

The Company and Purchaser have agreed to operate their businesses in the ordinary course, consistent with past practices, prior to the Closing and not to take certain specified actions without the prior written consent of the other party.

The Agreement also contains covenants of the Company and Purchaser providing, among other things, that:

•	Neither the Company Group, on the one hand, nor the Purchaser, on the other hand, shall directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction.

•	The Company and the Purchaser shall each, subject to certain limitations, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business.

•	Within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from September 30, 2018 through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company Group that the Company’s certified public accountants may issue.

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•	Purchaser will provide its stockholders with the opportunity to redeem their shares of Purchaser Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes payable by Purchaser, upon the consummation of the transactions contemplated by the Agreement.

•	The Purchaser will seek the approval of its stockholders to extend the deadline for Purchaser to consummate a Business Combination beyond November 23, 2018 to a date no earlier than April 23, 2019 (or such other date as the Company and Purchaser may otherwise agree, and which may be structured, as agreed by the Purchaser and the Company, as multiple monthly or other periodic extensions at the election of Purchaser (which Purchaser will elect to extend, in each case, at the written request of the Company unless prohibited by applicable law) (such applicable date, the “Additional Extension Deadline"). Without limiting the foregoing, in order to seek such approval, promptly following the execution and delivery of the Agreement, Purchaser shall (i) prepare and furnish to the SEC on a Form 6-K the proxy statement to be used for the purpose of soliciting proxies from the Purchaser’s stockholders to approve, at a special meeting of the Purchaser’s stockholders to be held prior to November 23, 2018, an amendment to Purchaser’s charter to extend the deadline for Purchaser to consummate a Business Combination to the Additional Extension Deadline, and (ii) prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Schedule TO and related materials providing the Purchaser’s stockholders with an opportunity to have their Purchaser Common Shares redeemed in connection therewith (the “Extension Tender Offer”).

Conditions to Closing

General Conditions

Consummation of the Closing is conditioned on (a) the absence of any provision of any applicable law or Order restraining or prohibiting or imposing any condition on the consummation of the Closing; (b) the absence of any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing; (c) each of the Voting Agreement, Registration Rights Agreement, Escrow Agreement and Class B Conversion Agreement being entered into and in full force and effect; (d) the Purchaser having at least $5,000,001 of net tangible assets on the Closing Date; (e) the Purchaser’s initial listing application with the Nasdaq Stock Market in connection with the transactions contemplated by the Agreement being approved and the Purchaser Common Stock being approved for listing on the Nasdaq Stock Market; and (f) the Company having obtained the Company Stockholders Approval within 30 days following the completion of the Extension Tender Offer.

Conditions to Obligations of Purchaser

The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of certain conditions, including the following:

•	All of the representations and warranties of the Company contained in the Agreement and in any certificate delivered by the Company, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of the Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

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•	There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

•	Purchaser shall have received the Financial Statements.

•	Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into and perform under the Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel.

•	The Key Personnel shall have executed the Non-Compete Agreements and the same shall be in full force and effect, and the Company shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company applicable to its employees.

•	The Equity Award Conversion Agreement shall have been entered into and the same shall be in full force and effect

•	The Company Group shall have provided a signed copy of the supplemental agreement to the share transfer agreement between Beijing San Fu Wen Yun Co., Ltd. and Beijing NCF Financial Service Information Technology Co., Ltd in relation to the transfer of 100% equity interest in Tianjin Yuanrong Assets Management Co., Ltd, where the parties agree to extend the term to complete the share transfer registration with the competent Administration for Industry and Commerce without Beijing NCF Financial Service Information Technology Co., Ltd being deemed as breaching its contractual undertakings towards Beijing San Fu Wen Yun Co., Ltd.

•	The Company Group shall have completed the share pledge registration of aggregately RMB200,000,000 registered capital of Beijing Oriental Union Investment Management Co., Ltd held by LI Huanxiang and ZHANG Zhenxin in favour of Beijing NCF Financial Service Information Technology Co., Ltd.

Conditions to Obligations of the Company

The obligation of the Company to consummate the Closing is subject to the satisfaction of certain conditions, including the following:

•	The Stockholder Designees shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

•	Each share of Class B Common Stock of the Purchaser will be converted into one share of Class A Common Stock of the Purchaser.

Termination

The Agreement provides for termination without default in certain circumstances, including the following:

•	In the event that the Closing of the transactions contemplated hereunder has not occurred by the Additional Extension Deadline (the “Outside Closing Date”), and no material breach of the Agreement by the party seeking to terminate the Agreement shall have occurred or have been made, Purchaser or the Company shall have the right, at its sole option, to terminate the Agreement without liability to the other party.

•	In the event that the Offer Documents with respect to the transactions hereunder have not been filed with the SEC by 30 days prior to the Additional Extension Deadline (the “Outside Filing Date”), and no material breach of the Agreement by the party seeking to terminate the Agreement shall have occurred or have been made, Purchaser or the Company shall have the right, at its sole option, to terminate the Agreement without liability to the other party.

•	In the event the Trust Extension Approval shall not have been obtained after a vote of the Purchaser’s shareholders has been taken and completed at a duly convened stockholders meeting or at any adjournment or postponement thereof, or the Extension Tender Offer is not completed by November 23, 2018, Purchaser or the Company shall have the right, at its sole option, to terminate the Agreement without liability to the other party.

•	In the event the Company Stockholders Approval shall not have been obtained within thirty (30) days after completion of the Extension Tender Offer, Purchaser or the Company shall have the right, at its sole option, to terminate the Agreement without liability to the other party.

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•	In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate the Agreement without liability to the other party.

•	In the event the Purchaser ceases to be listed on the Nasdaq Stock Market, or its initial listing application in connection with the transactions contemplated by the Agreement is not approved by the Nasdaq Stock Market by the Outside Closing Date, Purchaser or the Company shall have the right, at its sole option, to terminate the Agreement without liability to the other party.

•	The Purchaser may terminate the Agreement, without liability to any party, by giving notice to the Company within thirty (30) days following the completion of the Extension Tender Offer (or, with respect to clause (ii) below, within thirty (30) days following the later of the Purchaser’s receipt of the Financial Statements and the completion of the Extension Tender Offer) if it identifies any fact or condition in the reasonable discretion of the Purchaser’s board of directors acting in good faith (i) that has had a Material Adverse Effect on the Business of the Company Group as a whole, or (ii) in the Financial Statements that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Business of the Company Group as a whole, in each case, to the extent such fact or condition is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such fact or condition.

The Agreement provides for termination upon default in certain circumstances, including the following:

•	The Purchaser may terminate the Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company shall have materially breached any representation, warranty, agreement or covenant contained in the Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

•	The Company may terminate the Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained in the Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

Indemnification

Indemnification of the Purchaser.

The Company and the Stockholders Representative (on behalf of the Stockholders) jointly and severally agree to indemnify and hold harmless Purchaser against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by Purchaser as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained in the Agreement or in any certificate or other writing delivered pursuant thereto. The total payments made by the Stockholders Representative (on behalf of the Stockholders) to the Purchaser with respect to such Losses shall not exceed $150,000,000 payable solely from Escrow Shares (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to fraud. For purposes of the foregoing, the Closing Payment Shares shall be valued at $10.00 per share. The Purchaser shall not be entitled to indemnification unless and until the aggregate amount of Losses to Purchaser equals at least $10,000,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser shall be entitled to indemnification for the total amount of such Losses; provided, further, however, that any breach of Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Capitalization), 5.14(c) (Title to the Company’s Assets), 5.23 (Employees), 5.24 (Employment Matters), 5.25 (Withholding), 5.26 (Employee Benefits and Compensation), 5.29 (Tax Matters) or 5.31 (Finders’ Fees) (collectively, the “Fundamental Representations”) of the Agreement shall not be subject to the Basket. Any liability pursuant to the indemnification provisions of the Agreement shall be paid solely by the return for cancellation of the Escrow Shares in accordance with the terms of the Escrow Agreement. Subject to any pending or unresolved indemnification claims, the Escrow Shares shall be eligible to be released from escrow 15 months after the Closing.

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Waiver of Claims Against Trust Account

Each of the Company and the Stockholders’ Representative, for itself and on behalf of the Company Stockholders, has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Stockholders’ Representative, on behalf of himself and the Company Stockholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

Exhibit List

Exhibit Number	Exhibit Title

99.1	Press Release announcing merger definitive Merger Agreement dated October 5, 2018

99.2	Definitive merger agreement by and among NCF Wealth Holdings Limited, a British Virgin Islands company, Zhenxin Zhang, an individual, as the representative of the shareholders of the Company, Hunter Maritime Acquisition Corp., a Marshall Islands corporation and Hunter Maritime (BVI) Limited, a British Virginal Islands Company, dated October 5, 2018

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2018	Hunter Maritime Acquisition Corp.

	By:	/s/ Alexander Saverys
Name: Alexander Saverys
Title: Chief Executive Officer

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Exhibit 99.1

Hunter Maritime Acquisition Corp. Enters into a Merger Agreement with NCF Wealth Holdings Limited

October 5, 2018 - Hunter Maritime Acquisition Corp. (Nasdaq: HUNT) (the “Company” or “Hunter”), a special purpose acquisition company, announced today that on October 5, 2018 it entered into a definitive agreement to complete a business combination (the “Transaction”) with NCF Wealth Holdings Limited (“NCF”). The Company has established a wholly-owned subsidiary that will acquire NCF by way of merger in an all-stock transaction which values NCF at an equity value of $2,000,000,000, whereby Hunter has agreed to issue 200,000,000 Class A common shares to the shareholders of NCF at the closing of the merger. The shareholders of NCF shall also be entitled to receive up to 50,000,000 additional Class A common shares if Hunter meets certain financial performance targets for the 2019 and 2020 fiscal years.

NCF is a fintech company in China. Among other businesses, NCF operates an online consumer and business finance marketplace in China, focused on facilitating the origination of debt financing by directly connecting individual and commercial borrowers with lenders as an alternative to traditional lending sources. NCF generates revenues primarily from fees charged to borrowers for services in matching them with lenders through the facilities of its online platform. NCF’s platform does not pool funds from investors or grant loans to any customer or provide any credit services; that is, NCF does not itself finance the loans offered on its platform with its own funds.

Currently, the Company’s charter provides that it must acquire, through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, assets or one or more operating businesses on or prior to November 23, 2018 (the “Termination Date”). Since the Company does not believe that it will be able to complete the Transaction prior to the Termination Date, the Company intends to call a special meeting of its shareholders to extend such termination date for a period of five months until April 23, 2019, in order for the Company to complete the Transaction.

In connection with a charter amendment to extend the Termination Date, and also in connection with the consummation of the Transaction, the Company is required pursuant to its charter to offer to purchase Class A common shares, par value $0.0001 per share, that were sold in the Company's initial public offering, at a purchase price equal to each Class A common shareholder’s pro rata share of the amounts on deposit in the Trust Account, subject to certain conditions.

The closing of the Transaction is conditioned upon the satisfaction of certain conditions, including but not limited to Hunter having at least $5,000,001 of net tangible assets on the closing date, Hunter’s initial listing application with the Nasdaq Stock Market in connection with the Transaction being approved and NCF having obtained stockholder approval of the Transaction.

The Company will submit a Report of Foreign Private Issuer on Form 6-K disclosing further details on the Transaction and Tender Offer and attaching copies of the definitive agreements relating to the Transaction.

About Hunter Maritime Acquisition Corp.

Hunter Maritime Acquisition Corp. is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, assets or one or more operating businesses.

Important Legal Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Class A common shares of Hunter. Any planned tender offer for the Class A common shares of Hunter Maritime Acquisition Corp. described herein has not yet commenced. Each description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy Company common shares will be made pursuant to an offer to purchase and related materials that the Company intends to file with the Securities and Exchange Commission (the “SEC”). At the time any tender offer is commenced, the Company will file a tender offer statement on Schedule TO and other offer documents with the SEC. Such tender offer documents (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully and considered before any decision is made with respect to such tender offer. These materials will be sent free of charge to all security holders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders of the Company are urged to read such tender offer documents and the other relevant materials when they become available before making any investment decision with respect to any tender offer because they will contain important information about such tender offer, the acquisition described herein and the parties to the acquisition. Copies of such filings can also be obtained, without charge, by directing a request to Morrow Sodali LLC, as Information Agent for the Tender Offer, by telephone at: (800) 662-5200 or by email at: HUNT.info@morrowsodali.com.

This press release contains “forward looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward looking statements. These statements are not historical facts but instead represent only the Company’s belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company’s control. Actual results may differ, possibly materially, from those anticipated in these forward looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Hunter Maritime Acquisition Corp.

Ludovic Saverys

Chief Financial Officer

Tel: +32 3 - 247 59 10

E-mail: ludovic.saverys@cmb.be

Investor Relations/Media

Morrow Sodali LLC

Tel: (800) 662-5200

E-mail: HUNT.info@morrowsodali.com

Exhibit 99.2

MERGER AGREEMENT

dated

October 5, 2018

by and among

NCF Wealth Holdings Limited, a British Virgin Islands company (the “Company”),

Zhenxin Zhang, as the Stockholders’ Representative (the “Stockholders’ Representative”),

Hunter Maritime Acquisition Corp., a Marshall Islands corporation (the “Purchaser”),

and

Hunter Maritime (BVI) Limited, a British Virgin Islands company (“Merger Sub”)

i

5.24	Employment Matters	25
5.25	Withholding	25
5.26	Employee Benefits and Compensation	25
5.27	Real Property	26
5.28	Accounts	26
5.29	Tax Matters	26
5.30	Environmental Laws	28
5.31	Finders’ Fees	28
5.32	Powers of Attorney and Suretyships	28
5.33	Directors and Officers	28
5.34	Certain Business Practices	28
5.35	Money Laundering Laws	29
5.36	Insurance	29
5.37	Related Party Transactions	29
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		29
6.1	Corporate Existence and Power	30
6.2	Corporate Authorization	30
6.3	Governmental Authorization	30
6.4	Non-Contravention	30
6.5	Finders’ Fees	30
6.6	Issuance of Shares	30
6.7	Capitalization	30
6.8	Information Supplied	31
6.9	Trust Fund	31
6.10	Listing	32
6.11	Board Approval	32
6.12	Purchaser SEC Documents and Financial Statements	32
6.13	Certain Business Practices	33
6.14	Money Laundering Laws	33
ARTICLE VII COVENANTS OF THE PARTIES PENDING CLOSING		33
7.1	Conduct of the Business	33
7.2	Access to Information	36
7.3	Notices of Certain Events	36
7.4	Annual and Interim Financial Statements	37
7.5	Tender Offer	37
7.6	Trust Account	38
7.7	Employees of the Company and the Manager	39
7.8	Trust Extension	39
ARTICLE VIII COVENANTS OF THE COMPANY		40
8.1	Reporting and Compliance with Laws	40
8.2	Best Efforts to Obtain Consents	40

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		40
9.1	Best Efforts; Further Assurances	40
9.2	Compliance with SPAC Agreements	40
9.3	Cooperation with SEC Statements	40
9.4	Confidentiality	41
9.5	Directors’ and Officers’ Indemnification and Liability Insurance.	42
ARTICLE X CONDITIONS TO CLOSING		42
10.1	Condition to the Obligations of the Parties	42
10.2	Conditions to Obligations of Purchaser	43
10.3	Conditions to Obligations of the Company	44
ARTICLE XI INDEMNIFICATION		45
11.1	Indemnification of Purchaser	45
11.2	Procedure	45
11.3	Escrow of Escrow Shares by Stockholders	47
11.4	Payment of Indemnification	48
11.5	Insurance	48
11.6	Survival of Indemnification Rights	48
ARTICLE XII DISPUTE RESOLUTION		49
12.1	Arbitration	49
12.2	Waiver of Jury Trial; Exemplary Damages	50
ARTICLE XIII TERMINATION		50
13.1	Termination Without Default	50
13.2	Termination Upon Default	52
13.3	Effect of Termination	52
ARTICLE XIV MISCELLANEOUS		52
14.1	Notices	52
14.2	Amendments; No Waivers; Remedies	53
14.3	Arm’s length bargaining; no presumption against drafter	54
14.4	Publicity	54
14.5	Expenses	54
14.6	No Assignment or Delegation	54
14.7	Governing Law	55
14.8	Counterparts; facsimile signatures	55
14.9	Entire Agreement	55
14.10	Severability	55
14.11	Construction of certain terms and references; captions	55
14.12	Further Assurances	56
14.13	Third Party Beneficiaries	56
14.14	Waiver	56
14.15	Stockholders’ Representative	57
14.16	Non-Recourse	58

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of October 5, 2018 (the “Signing Date”), by and among NCF Wealth Holdings Limited, a British Virgin Islands company (the “Company”), Zhenxin Zhang, an individual (the “Stockholders’ Representative”), as the representative of the shareholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), Hunter Maritime Acquisition Corp., a Marshall Islands corporation (the “Purchaser”) and Hunter Maritime (BVI) Limited a British Virgin Islands company (“Merger Sub”).

W I T N E S E T H :

A.	The Company and/or its Subsidiaries (the “Company Group”) are in the business of operating a financial technology platform which can provide one-stop wealth management and inclusive financial services (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

B.	The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities and Merger Sub is a wholly-owned subsidiary of the Purchaser;

C.	The Stockholders of the Company (including the holders of Equity Awards granted under the Equity Incentive Plan that will become Stockholders after such awards are converted into shares of the Company before Closing pursuant to the Equity Award Conversion Agreements (the “Equity Award Conversion”)) are listed on Schedule 1.7 hereto and own 100% of the issued and outstanding shares of the Company; and

D.	The Company will merge with and into Merger Sub (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of the Purchaser.

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1              “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2              “Additional Agreements” mean the Voting Agreement, Equity Award Conversion Agreement, Class B Conversion Agreement, Registration Rights Agreement, Escrow Agreement, and Non-Compete Agreements.

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1.3              “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4              “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5              “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.6              “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Antwerp, Belgium or Beijing, China are authorized to close for business.

1.7              “Class A Common Stock” has the meaning set forth in Section 6.7.

1.8              “Class B Common Stock” has the meaning set forth in Section 6.7.

1.9              “Class B Conversion Agreement” means the agreement to be entered into between the Purchaser and each holder of its Class B Common Stock, pursuant to which each share of Class B Common Stock will be converted into one share of Class A Common Stock as of immediately prior to the Closing.

1.10             “Closing” has the meaning set forth in Section 2.5.

1.11             “Closing Payment Shares” means stock certificates representing, in the aggregate, 200,000,000 shares of Purchaser Common Stock issuable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Schedule 1.7.

1.12             “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.13             “Code” means the Internal Revenue Code of 1986, as amended.

1.14             “Company Capital Stock” has the meaning set forth in Section 5.5.

1.15             “Company Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into Company Common Stock.

1.16             “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound, including any entered into by any member of the Company Group in compliance with Section 7.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company Group’s dominion or control.

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1.17             “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.18             “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.19             “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.20             “Equity Award” means the options and restricted stock units outstanding under the Equity Incentive Plan.

1.21             “Equity Award Conversion Agreement” means an agreement pursuant to which each holder of an Equity Award agrees to convert his, her or its Equity Award into the number of Closing Payment Shares specified on Schedule 1.7 with respect to such Equity Award holder.

1.22             “Equity Incentive Plan” means the Company’s 2015 Equity Incentive Plan.

1.23             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.24             “Escrow Agreement” means an agreement in a form agreed to by the Purchaser and the Company between the Stockholder’s Representative and the Purchaser with respect to the Escrow Shares to reflect the terms set forth in Section 11.3.

1.25             “Escrow Shares” means 15,000,000 shares of Purchaser Common Stock out of the aggregate amount of Closing Payment Shares.

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1.26             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.27             “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.28             “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.29             “IFRS” means the International Financial Reporting Standards.

1.30             “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated November 18, 2016.

1.31             “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

1.32             “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.33             “Inventory” is defined in the UCC.

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1.34             “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.35             “Leases” means the leases set forth on Schedule 1.35 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.36             “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.37             “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided, that the exception in this subclause (vii) shall not apply to any representation or warranty contained in Sections 5.3, 5.4 or 5.10 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 10.2(b)); (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of subclauses (i), (ii), (iv), (vi) and (viii), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

1.38             “Net Income Before Tax” means, with respect to any fiscal year, the Surviving Corporation’s profit before income tax for such fiscal year as reflected on the Surviving Corporation’s audited financial statements prepared in accordance with U.S. GAAP for such fiscal year; provided, however, that if such audited financial statements are delivered with a qualified opinion, adverse opinion, or a disclaimer of opinion from the auditors thereof, Net Income Before Tax for such fiscal year shall be finally determined in good faith by the disinterested members of the board of directors of the Surviving Corporation. Any expenses incurred by Purchaser or Merger Sub in connection with the transactions under this Agreement or any Additional Agreement shall be excluded for purposes of calculating Net Income Before Tax.

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1.39             “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.40            “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 1.40.

1.41             “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.42             “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.43             “Purchaser Common Stock” means the Class A Common Stock and Class B Common Stock; provided, however, that any references to the Purchaser Common Stock issuable to the Stockholders hereunder shall be solely to the Class A Common Stock.

1.44             “Purchaser Private Warrant” means each warrant issued in private placements at the time of consummation of the IPO, entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share.

1.45             “Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Unit, entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share.

1.46             “Purchaser Warrant” shall mean each Purchaser Private Warrant and Purchaser Public Warrant.

1.47             “Purchaser Unit” means a unit of the Purchaser comprised of (a) one share of Class A Common Stock and (b) one-half of one warrant to purchase one share of Class A Common Stock at an exercise price of $11.50 per share.

1.48             “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

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1.49             “Registration Rights Agreement” means the agreement, in a form to be agreed by the parties hereto, governing the resale of (a) the Closing Payment Shares and (b) all other securities of the Purchaser (including derivatives thereof, such as options and warrants) held at any time by the Purchaser’s officers, directors, nominees, and direct and indirect parents, control persons, affiliates and associates.

1.50             “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.51             “SEC” means the Securities and Exchange Commission.

1.52             “Securities Act” means the Securities Act of 1933, as amended.

1.53            “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted.

1.54            “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company Group and other tangible property, including the items listed on Schedule 5.14(a).

1.55             “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.56            “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.57             “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.58             “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

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1.59             “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
MERGER

2.1              Merger. At the Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act, 2004 (as amended) (the “BVI BCA”), the Company shall be merged with and into Merger Sub, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

2.2              Merger Effective Date. The parties hereto shall cause the Merger to be consummated by filing articles of merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the relevant authorities in the British Virgin Islands as a “premium filing” and in accordance with the relevant provisions of the BVI BCA (the date of the registration of such filing, or such later date as specified in the Articles of Merger, being the “Effective Time”).

2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the BVI BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. For the avoidance of doubt, the Purchaser Warrants shall survive the Merger and remain in effect without any change to their existing terms.

2.4              Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall cease to have effect and the memorandum of association and articles of association of the Company (as amended, the “Charter Documents”), as in effect immediately prior to the Effective Time, shall be the Charter Documents of the Surviving Corporation.

2.5              Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X or at such other time, date and location as the Purchaser and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

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2.6              Board of Directors of Purchaser. Immediately after the Closing, the Purchaser’s board of directors will consist of seven (7) directors. CMB NV shall have the right to designate one (1) director to serve for two (2) years from the Closing and the Stockholders shall designate two (2) directors (the “Stockholder Designees”). The Stockholders shall select the remaining four (4) directors, subject to the consent of CMB NV, not to be unreasonably withheld, conditioned or delayed, provided that for purposes of this Section 2.6, consent may not be withheld unless a proposed director is not qualified to serve as a member of the board of directors of a public company or does not qualify as an independent director under the Securities Act and the rules of any applicable securities exchange. The parties to this Agreement shall enter into a two (2) year voting agreement (the “Voting Agreement”) in a form agreed to by the parties hereto relating to election of directors of the Purchaser in accordance with the foregoing.

2.7              Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8              No Further Ownership Rights in Company Capital Stock. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law. On or prior to the Effective Time, the Company shall terminate the Equity Incentive Plan.

ARTICLE III
[INTENTIONALLY OMITTED]

ARTICLE IV
CONSIDERATION

4.1              Conversion of Company Capital Stock.

(a)               Conversion of Company Capital Stock and Equity Awards. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders,

(i)                 each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, and

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(ii)              (without duplication) each Equity Award outstanding immediately prior to the Effective Time shall be converted in accordance with the terms of the Equity Incentive Plan into the right to receive, without interest, the applicable portion of the Closing Payment Shares as determined pursuant to Schedule 1.7 hereto and the Articles of Merger, less the Escrow Shares which shall be deposited with the Escrow Agent pursuant to Section 11.3.

(b)               Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(c)               Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)               No Liability. Notwithstanding anything to the contrary in this Section 4.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)               Surrender of Certificates. All Closing Payment Shares issued upon the surrender of shares of the Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of such shares shall also apply to the Closing Payment Shares so issued in exchange.

(f)                Lost or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 4.1.

(g)               Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is (a) entitled to dissent to the Merger pursuant to Section 179 of the BVI BCA and (b) properly dissents to the proposed corporate action and makes a proper demand for payment of such shares in accordance with Section 179 of the BVI BCA (the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Closing Payment Shares for such Dissenting Shares as specified on Schedule 1.7 hereto, but instead such holder shall be entitled to such rights as are granted by the BVI BCA to a holder of Dissenting Shares. The Company shall deliver prompt notice to the Purchaser of any demands for payment or appraisal of any shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the BVI BCA that relate to such demand and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

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4.2              Closing Payment Shares.

(a)               No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser.

(b)               Legend. Each certificate issued to any holder of Company Capital Stock upon the Merger shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

4.3              Earnout Payment. The Stockholders shall be entitled to receive additional shares of Purchaser Common Stock on a pro-rata basis based on their ownership percentages in the Company as set forth on Schedule 1.7 as follows:

(a)               On a date that is not later than ten (10) Business Days following the final determination of the Net Income Before Tax for the 2019 fiscal year, the Purchaser shall issue 20,000,000 shares of Purchaser Common Stock to the Stockholders on a pro-rata basis if the Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of RMB825 million for the 2019 fiscal year (the “Earnout 1 Target”), increasing proportionately up to 30,000,000 shares of Purchaser Common Stock if the Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of RMB1,050 million (the “Maximum Earnout 1 Target”) (any such shares issued, the “Earnout 1 Shares”). If the Purchaser (and its subsidiaries on a consolidated basis) achieves between RMB825 million and RMB1,050 million, the Purchaser shall issue to the Stockholders between 20,000,000 and 30,000,000 shares of Purchaser Common Stock on a proportionate basis. By way of example only, if Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of RMB937.5 million for the 2019 fiscal year, the Stockholders shall be entitled to receive 25,000,000 shares of Purchaser Common Stock.

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(b)               On a date that is not later than ten (10) Business Days following the final determination of the Net Income Before Tax for the 2020 fiscal year, the Purchaser shall issue 15,000,000 shares of Purchaser Common Stock to the Stockholders on a pro-rata basis if the Purchaser (and its affiliates on a consolidated basis) achieves Net Income Before Tax of RMB1,365 million for the 2020 fiscal year (“Earnout 2 Target”), increasing proportionately up to 20,000,000 shares of Purchaser Common Stock if the Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of RMB 1,680 million (the “Maximum Earnout 2 Target”) (any such shares issued, the “Earnout 2 Shares”, together with the Earnout 1 Shares, the “Earnout Shares”). If the Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of between RMB1,365 million and 1,680 million, the Purchaser shall issue to the Stockholders between 15,000,000 and 20,000,000 shares of Purchaser Common Stock on a proportionate basis. By way of example only, if the Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of RMB1,522.5 million for the 2020 fiscal year, the Stockholders shall be entitled to receive 17,500,000 shares of Purchaser Common Stock.

(c)               Notwithstanding the foregoing, if the Purchaser (and its subsidiaries on a consolidated basis) does not achieve the Maximum Earnout 1 Target in the 2019 fiscal year, but achieves the Maximum Earnout 2 Target in the 2020 fiscal year, then the Stockholders shall be entitled to receive in addition to the Earnout 2 Shares, a number of Earnout 1 Shares equal to 30,000,000 minus the number of Earnout 1 Shares previously issued to the Stockholders.

(d)               Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Earnout Shares issuable hereunder exceed 50,000,000 shares of Purchaser Common Stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser prior to the execution of this Agreement, the Company hereby represents and warrants to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

5.1              Corporate Existence and Power. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 5.1.

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5.2              Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the approval of the Stockholders. Subject to the approval of the Stockholders, this Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. At a meeting duly called and held, the Company’s board of directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement and the Additional Agreements, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the Stockholders and (iii) recommended that this Agreement and the transactions contemplated by this Agreement and the Additional Agreements be submitted to a meeting of the Stockholders for approval by the Stockholders. The affirmative vote of the holders of in excess of 50% of the outstanding shares in issue is the only vote of the holders of any of the shares of Company Capital Stock required to approve the Merger, this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby in accordance with the Company’s organizational documents (the “Company Stockholders Approval”).

5.3              Governmental Authorization. Except for the approvals listed on Schedule 5.3, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

5.4              Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets.

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5.5              Capitalization. The Company is authorized to issue 3,000,000,000 ordinary shares, par value US$0.00001 (the “Company Common Stock”), and 1,000,000,000 Series B preference shares, par value US$0.00001 and 1,000,000,000 Series C-1 preference shares, par value US$0.00001 (the “Company Preferred Stock” and together with the Company Common Stock, and the Company Stock Rights, the “Company Capital Stock”) of which, after the conversions pursuant to the Equity Award Conversion Agreements occur, 1,091,569,209 shares of Company Common Stock will be issued and outstanding and 54,137,425 shares of Company Preferred Stock will be issued and outstanding. No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned of record and beneficially by the Stockholders as set forth on Schedule 5.5, free and clear of all Liens. No outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. The only shares of Company Capital Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by the Purchaser following the consummation of the Merger. No other class of shares of the Company is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including "phantom share rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

5.6              Charter Documents. Copies of the Charter Documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents.

5.7              Corporate Records. All proceedings occurring since January 1, 2015 of the board of directors of the Company, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The register of members of the Company is complete and accurate.

5.8              Assumed Names. Schedule 5.8 is a complete and correct list of all assumed or "doing business as" names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since January 1, 2016 none of the members of the Company Group has used any name other than the names listed on Schedule 5.8 to conduct the Business. The Company Group has filed appropriate "doing business as" certificates in all applicable jurisdictions with respect to itself.

5.9              Subsidiaries.

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(a)               Schedule 5.9 sets forth each Subsidiary and the amount of issued and outstanding capital stock and securities of each Subsidiary that is owned by the Company Group, which are owned free and clear of all Liens. Except for the unpaid capital stock as listed on Schedule 5.9, all the capital stock of each Subsidiary are fully paid-up. Except for the Subsidiaries so listed, the Company does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b)               Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 5.9. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 5.9, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 5.9.

(c)               No outstanding capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 5.9(c), there are no: (i) outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of a Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of a Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto.

5.10          Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

5.11          Financial Statements.

(a)               Schedule 5.11 which shall be delivered after the Signing Date and at least 30 days before the Closing Date shall include (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2017, 2016 and 2015 consisting of the audited consolidated balance sheet as of such date, the audited consolidated income statement for the twelve (12) month period ended on such date, and the audited consolidated cash flow statement for the twelve (12) month period ended on such date, and (ii) unaudited financial statements (the “Unaudited Financial Statements”) from January 1, 2018 through September 30, 2018 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of September 30, 2018 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

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(b)               The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company Group; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s Group financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company Group with respect to the periods then ended.

(c)               Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company Group. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d)               The Balance Sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company Group as of the date thereof. Except as set forth on Schedule 5.11, the Company Group does not have any Indebtedness.

(e)               All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

5.12          Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic.

(a)               The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)              transactions are executed only in accordance with the respective management’s authorization;

(ii)             all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

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(iii)            access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)            recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)               All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 5.12(b), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

5.13          Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date, there has not been:

(a)               any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b)               any transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)               (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d)               (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group;

(e)               any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

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(f)                any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g)               any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h)               any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $1,000,000 in the aggregate by the Company Group;

(i)                 any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property;

(j)                 the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(k)               except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(l)                 any amendment to the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(m)             any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(n)               any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(o)               any commitment or agreement to do any of the foregoing.

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5.14          Properties; Title to the Company’s Assets.

(a)               Except as set forth on Schedule 5.14(a), the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)               All of the Tangible Personal Property is located at the office of the Company.

(c)               The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 5.14(c), no such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15          Litigation. Except as set forth on Schedule 5.15, there is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Capital Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company Group. The Company Group is not, and has not been in the past five (5) years, subject to any proceeding with any Authority.

5.16          Contracts.

(a)               Schedule 5.16(a) lists all Contracts, oral or written (collectively, “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i)              all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)             all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $1,000,000 annually;

(iii)            all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $1,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

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(iv)            all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v)             all Contracts relating to any acquisitions or dispositions of assets by the Company Group;

(vi)            all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)           all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii)          all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(ix)             all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)              all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party;

(xi)             all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $1,000,000 per year;

(xii)            all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)           any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xiv)          any Contract not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $1,000,000 per the terms of such contract;

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(xv)           any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xvi)          any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)               Except as set for the on Schedule 5.16(b), each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 5.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets. Except as set forth on Schedule 5.16(b), no Contract (i) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates.

(c)               Except as set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d)               Except as set for the on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17          Licenses and Permits. Schedule 5.17 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business.

5.18          Compliance with Laws. Except as set forth on Schedule 5.18, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority.

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(a)               Without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)              any Law applicable due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”) and Laws applicable to lending activities;

(ii)             the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii)            any comparable or similar Law of any jurisdiction; or

(iv)            any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b)               Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company Group has not engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

(c)               Except as set forth on Schedule 5.18, no permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18.

5.19          Intellectual Property.

(a)               Schedule 5.19 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b)               Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

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(c)               The current use by the Company Group of the Intellectual Property Rights does not infringe, and the use by the Company Group of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d)               Except as disclosed on Schedule 5.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)               None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f)                The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

5.20          Customers and Suppliers.

(a)               Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company Group’s December 31, 2017 fiscal year and for the first nine months of the Company Group’s December 31, 2018 fiscal year, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b)               Except as indicated on Schedule 5.20(b), to the actual knowledge of the Company, no customer or supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

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5.21          Accounts Receivable and Payable; Loans.

(a)               All accounts receivable and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)               To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note involving an amount in excess of $1,000,000. Except as set forth on Schedule 5.21(b), to the best knowledge of the Company, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)               The information set forth on Schedule 5.21(c) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.22          Pre-payments. Except as set forth on Schedule 5.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23          Employees.

(a)               Schedule 5.23(a) sets forth a true, correct and complete list of each of the 20 highest compensated employees of the Company Group as of August 31, 2018, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2017.

(b)               Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c)               There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker's compensation policy or long-term disability policy.

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5.24          Employment Matters.

(a)               Schedule 5.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b)               Except as disclosed on Schedule 5.24(b):

(i)              to the best knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii)             the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25          Withholding. Except as disclosed on Schedule 5.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 5.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

5.26          Employee Benefits and Compensation. Schedule 5.26 sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company Group at any time during the 5-calendar year period immediately preceding the date hereof and/or with respect to which the Company Group could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable law in all material respects.

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5.27          Real Property.

(a)               Except as set forth on Schedule 5.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 5.27, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b)               With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

5.28          Accounts. Schedule 5.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.29          Tax Matters. Except as set forth on Schedule 5.29:

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(a)               (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Company Capital Stock by the Stockholders to the Purchaser pursuant to this Agreement; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xi) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2014; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xiv) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return; (xv) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xvi) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b)               The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c)               The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

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5.30          Environmental Laws.

(a)               Except as set forth in Schedule 5.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b)               The Company Group has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c)               Except as set forth on Schedule 5.30(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.31          Finders’ Fees. Except as set forth on Schedule 5.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

5.32          Powers of Attorney and Suretyships. Except as set forth on Schedule 5.32, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.33          Directors and Officers. Schedule 5.33 sets forth a true, correct and complete list of all directors and officers of the Company Group.

5.34          Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since January 1, 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Company Group and would reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

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5.35          Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.36          Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 5.36, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. In the three (3) years preceding the date of this Agreement, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

5.37          Related Party Transactions. Except as contemplated by this Agreement and the Financial Statements, no Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Purchaser and Merger Sub (the “Purchaser Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

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6.1              Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Marshall Islands. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and was formed on October 1, 2018.

6.2              Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.3              Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4              Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties.

6.5              Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 5.31 (which are the responsibility of the Company) and the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6              Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7              Capitalization.

(a)               The authorized capital stock of Purchaser consists of 400,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), 100,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, “Purchaser Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Purchaser Preferred Stock”) of which 15,173,100 shares of Class A Common Stock (inclusive of Class A Common Stock included in any outstanding Purchaser Units) and 3,793,275 shares of Class B Common Stock are issued and outstanding as of the date hereof, and no shares of Purchaser Preferred Stock are issued and outstanding as of the date hereof. In addition, 10,942,962 Purchaser Warrants (inclusive of Purchaser Public Warrants included in any outstanding Purchaser Units) are issued and outstanding as of the date hereof.  All shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis upon Closing. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of MIBCA, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b)               The Merger Sub is authorized to issue 50,000 shares with no par value (“Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands law, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8              Information Supplied. None of the information supplied or to be supplied by the Purchaser Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, or in any other Additional Purchaser SEC Documents, will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

6.9              Trust Fund. As of the date of this Agreement, Purchaser has at least $151,731,000 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at KBC Bank (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of November 18, 2016, between Purchaser and the Trustee (the “Trust Agreement”).

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6.10          Listing. The Purchaser Units, Purchaser Common Stock and Purchaser Warrants are listed on the Nasdaq Capital Market, with trading tickets HUNTU, HUNT, HUNTW.

6.11          Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and bylaws.

6.12          Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 20-F for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 6-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any SEC Statement or Other Filing. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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6.13          Certain Business Practices. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

6.14          Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

ARTICLE VII
COVENANTS OF THE PARTIES PENDING CLOSING

7.1              Conduct of the Business. Each of the Company and the Purchaser covenants and agrees that:

(a) from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall, and the Company shall cause its Subsidiaries not to:

(i)              amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents, provided that the Purchaser may amend its articles of association in connection with the Trust extension pursuant to Section 7.8;

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(ii)             amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company or Purchaser;

(iii)            modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $1,000,000 (individually or in the aggregate);

(iv)            make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v)             sell, lease, license or otherwise dispose of any of the Company Group’s or Purchaser’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) the transfer by Purchaser of the equity interests of Hunter Maritime NV and Maritime Partner BVBA to an Affiliate of Purchaser;

(vi)            accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)           pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any stockholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular and necessary similar payments in the ordinary course);

(viii)          obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s or the Purchaser’s existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(ix)             suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(x)              suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser’s assets, whether or not covered by insurance;

(xi)             delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same;

(xii)            merge or consolidate with or acquire any other Person or be acquired by any other Person;

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(xiii)           permit any insurance policy protecting any of the Company Group’s or the Purchaser’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv)          adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv)           institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $1,000,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi)          make any change in its accounting principles or methods (provided that the Purchaser may change from IFRS to U.S. GAAP financial reporting or change its auditors) or write down the value of any Inventory or assets;

(xvii)         change the place of business or jurisdiction of organization;

(xviii)        issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities (other than any redemption by the Purchaser of its stockholders pursuant to Section 7.5, or as otherwise contemplated herein);

(xix)         make or change any material Tax election or change any annual Tax accounting periods;

(xx)           enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xxi)         agree to do any of the foregoing.

(b)               Neither party shall knowingly and intentionally (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c)               From the date hereof through the Closing Date, neither the Company Group, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company Group or the Purchaser in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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7.2              Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

7.3              Notices of Certain Events. Each party shall promptly notify the other party of:

(a)               any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

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(b)               any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)               any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)               the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)               any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

7.4              Annual and Interim Financial Statements. From the date hereof through the Closing Date, within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company Group that the Company’s certified public accountants may issue.

7.5              Tender Offer.

(a)               Tender Offer. Prior to the Closing Date, Purchaser will provide its stockholders with the opportunity to redeem their shares of Purchaser Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes payable by Purchaser, upon the consummation of the transactions contemplated by this Agreement (the “Tender Offer”). Unless otherwise agreed to by the parties, Purchaser shall use its commercially reasonably best efforts (subject to market conditions) to conduct the Tender Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and in compliance with the requirement of Article IX of its charter, and will file Tender Offer documents with the SEC. The Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the transaction and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies.

(b)               Payment Obligations. If the payment to a registered holder under the Tender Offer is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Purchaser Common Stock is registered on the transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

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(c)               Tender Offer Documents. Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer which shall contain the materials set forth in this Section 7.5(c). The Schedule TO shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TO, Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of Purchaser and the Company agree to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Purchaser Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the Purchaser Common Stock. Purchaser shall provide the Company and its counsel with any comments that Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Purchaser to such comments.

(d)               Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Purchaser’s stockholders with respect to the Tender Offer shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.6              Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Purchaser holding Purchaser Units or Purchaser Common Stock who shall have validly redeemed their Purchaser Units or Purchaser Common Stock upon acceptance by the Purchaser of such Purchaser Units or Purchaser Common Stock, (ii) the expenses to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to Purchaser.

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7.7              Employees of the Company and the Manager. Schedule 7.7 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-competition, non-solicitation and confidentiality agreements in form and substance satisfactory to Purchaser (the “Non-Compete Agreements”). The Company shall use its best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

7.8              Trust Extension. The Purchaser shall, (i) seek the approval of the Purchaser’s stockholders to extend the deadline for Purchaser to consummate a Business Combination beyond November 23, 2018 to a date no earlier than April 23, 2019 (or such other date as the Company and Purchaser may otherwise agree, and which may be structured, as agreed by the Purchaser and the Company, as multiple monthly or other periodic extensions at the election of Purchaser (which Purchaser will elect to extend, in each case, at the written request of the Company unless prohibited by applicable law) (such applicable date, the “Additional Extension Deadline") and (ii) use commercially reasonable efforts to obtain such approval (the “Trust Extension Approval”). Without limiting the foregoing, in order to seek such approval, promptly following the execution and delivery of this Agreement, Purchaser shall (i) prepare and furnish to the SEC on a Form 6-K the proxy statement (the “Extension Proxy Statement”) to be used for the purpose of soliciting proxies from the Purchaser’s stockholders to approve, at a special meeting of the Purchaser’s stockholders to be held prior to November 23, 2018, an amendment to Purchaser’s charter to extend the deadline for Purchaser to consummate a Business Combination to the Additional Extension Deadline, and (ii) prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Schedule TO and related materials providing the Purchaser’s stockholders with an opportunity to have their Purchaser Common Shares redeemed in connection therewith (the “Extension Tender Offer”).

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ARTICLE VIII
COVENANTS OF THE COMPANY

The Company agrees that:

8.1              Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall on behalf of the Company Group duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2              Best Efforts to Obtain Consents; Stockholder Approval. The Company shall use its best efforts to obtain (a) each Company Consent and Governmental Approval as promptly as practicable hereafter, and (b) the Company Stockholders Approval as promptly as practicable hereafter but no later than thirty (30) days after completion of the Extension Tender Offer; provided, however, that neither the Company nor its representative shall commence any solicitation or communications, including the mailing of any proxy materials, relating to the transactions contemplated hereby prior to the completion of the Extension Tender Offer and the expiration of any related restricted periods. The Company shall provide the Purchaser with a reasonable opportunity to review all materials to be disseminated to the Stockholders in connection with the submission of the Merger, this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, to the Stockholders for their approval (the “Company Proxy Materials”), and shall include in such Company Proxy Materials all disclosures reasonably requested by the Purchaser.

8.3              Regulatory Licenses. The Company shall use its best efforts to obtain all the requisite regulatory licenses and permits for purposes of carrying out the Business legitimately.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1              Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2              Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of November 18, 2016 by and between Purchaser and the investors named therein, as the same may be amended from time to time.

9.3              Cooperation with SEC Statements.

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(a)               Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Purchaser intends to promptly prepare and file with the SEC a proxy statement, tender offer statement, registration statement, or such other form, statement, or report as may be required under the United States federal securities laws (such proxy statement, tender offer statement, or registration statement, or such other report or form, whether in preliminary or definitive form, and any amendments or supplements thereto, the “SEC Statement”) relating to the transactions contemplated hereby.

(b)               The Company shall provide Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the SEC Statements (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the SEC Statement or any Other Filing. Subject to the Company’s review and approval of any SEC Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Financial Statements in any SEC Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the SEC Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser as relevant if required to achieve the foregoing. The Purchaser agrees to provide the Company with a reasonable opportunity to review any SEC Statement and to not file any SEC Statement without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c)               As of the date of the filing of any SEC Statement with the SEC or Other Filing, none of the Company Information, Required Financial Statements or other financial information supplied by the Company in connection with the SEC Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such Company Information, Required Financial Statements or other financial information, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Purchaser of such change. The Company shall reasonably cooperate with Purchaser on a best efforts basis in its filing of the SEC Statement and Other Filings, and shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser in connection therewith.

9.4              Confidentiality. Except as necessary to complete the Offer Documents or any other SEC Statements or Other Filings, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Offer Documents and any other SEC Statements and Other Filings.

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9.5              Directors’ and Officers’ Indemnification and Liability Insurance.

(a)               All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Purchaser as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b)               Prior to the Closing Date, Purchaser shall purchase a directors and officers tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)               The provisions of this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or the Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

ARTICLE X
CONDITIONS TO CLOSING

10.1          Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)               No provisions of any applicable Law, and no Order shall restrain or prohibit or impose any condition on the consummation of the Closing;

(b)               There shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing;

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(c)               Each of the Voting Agreement, Registration Rights Agreement, Escrow Agreement and Class B Conversion Agreement shall have been entered into and the same shall be in full force and effect.

(d)               Purchaser shall have at least $5,000,001 of net tangible assets on the Closing Date as detailed in the final prospectus from the IPO.

(e)               The Purchaser’s initial listing application with the Nasdaq Stock Market in connection with the transactions contemplated hereby shall have been approved and the Purchaser Common Stock shall have been approved for listing on the Nasdaq Stock Market, subject to completion of the Merger.

(f)                The Company shall have obtained the Company Stockholders Approval as promptly as practicable hereafter but no later than thirty (30) days after completion of the Extension Tender Offer.

10.2          Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)               The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)               All of the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)               There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)               Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e)               Purchaser shall have received the Financial Statements at least 30 days before the Closing Date.

(f)                Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the Charter Documents certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Stockholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Company from each jurisdiction in which the Company organized or is qualified to do business.

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(g)               The Key Personnel shall have executed the Non-Compete Agreements and the same shall be in full force and effect, and the Company shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company applicable to its employees.

(h)               The Equity Award Conversion Agreement shall have been entered into and the same shall be in full force and effect.

(i)                 The Company Group shall have provided a signed copy of the supplemental agreement to the share transfer agreement between Beijing San Fu Wen Yun Co., Ltd. and Beijing NCF Financial Service Information Technology Co., Ltd in relation to the transfer of 100% equity interest in Tianjin Yuanrong Assets Management Co., Ltd, where the parties agree to extend the term to complete the share transfer registration with the competent Administration for Industry and Commerce without Beijing NCF Financial Service Information Technology Co., Ltd being deemed as breaching its contractual undertakings towards Beijing San Fu Wen Yun Co., Ltd.

(j)                 The Company Group shall have completed the share pledge registration of aggregately RMB200,000,000 registered capital of Beijing Oriental Union Investment Management Co., Ltd held by LI Huanxiang and ZHANG Zhenxin in favour of Beijing NCF Financial Service Information Technology Co., Ltd.

10.3          Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)               (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b)               Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

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(c)               The Stockholder Designees shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

(d)               Each share of Class B Common Stock of the Purchaser will be converted into one share of Class A Common Stock of the Purchaser.

ARTICLE XI
INDEMNIFICATION

11.1          Indemnification of Purchaser. The Company (solely with respect to claims made under this Section 11.1 prior to the Closing), and the Stockholders Representative (on behalf of the Stockholders) hereby jointly and severally agree to indemnify and hold harmless Purchaser against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by Purchaser as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein or any certificate or other writing delivered pursuant hereto. The total payments made by the Stockholders Representative (on behalf of the Stockholders) to the Purchaser with respect to such Losses shall not exceed $150,000,000 payable solely from Escrow Shares (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to fraud. For purposes of the foregoing, the Closing Payment Shares shall be valued at $10.00 per share. The Purchaser shall not be entitled to indemnification pursuant to this Section 11.1 unless and until the aggregate amount of Losses to Purchaser equals at least $10,000,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser shall be entitled to indemnification for the total amount of such Losses; provided, further, however, that any breach of Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Capitalization), 5.14(c) (Title to the Company’s Assets), 5.23 (Employees), 5.24 (Employment Matters), 5.25 (Withholding), 5.26 (Employee Benefits and Compensation), 5.29 (Tax Matters) or 5.31 (Finders’ Fees) (collectively, the “Fundamental Representations”) shall not be subject to the Basket. Any liability pursuant to the terms of this Article XI shall be paid solely by the return for cancellation of the Escrow Shares in accordance with the terms of the Escrow Agreement.

11.2          Procedure. The following shall apply with respect to all claims by the Purchaser (an “Indemnified Party”) for indemnification:

(a)               An Indemnified Party shall give the Stockholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Stockholders’ Representative (on behalf of the Stockholders) (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

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(b)               In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 11.1 or 11.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, or limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)               If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)               If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e)               If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 11.1 or 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f)                Following the Closing, the disinterested members of the board of directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

11.3          Escrow of Escrow Shares by Stockholders. The Company hereby authorizes the Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this Article XI, the Escrow Shares are valued at $10.00 per share.

(a)               Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). The Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(b)               Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released to the Stockholders’ Representative for distribution to the Stockholders. The Purchaser will take such action as may be necessary to cause such certificates and notes to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Stockholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

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(c)               Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholders, prior to the delivery to such Stockholders by the Stockholders’ Representative of the Escrow Fund by the Escrow Agent as provided herein.

(d)               Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Stockholders’ Representative less the number or amount of Escrow Shares (at an assumed value of $10.00 per Escrow Share) equal to the amount of any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Stockholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.4(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Stockholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI.

11.4          Payment of Indemnification. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI following the Closing, the Purchaser shall be paid exclusively from the Escrow Shares (other than Losses with respect to fraud). Any payments by the Stockholders to Purchaser will be treated as a reduction in the number of shares of Purchaser issued to the Stockholders for U.S. federal income tax purposes.

11.5          Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

11.6          Survival of Indemnification Rights. Except for the Fundamental Representations and Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company and Purchaser and Merger Sub shall survive until fifteen (15) months (the “Survival Period”) following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 or 11.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of this Section 11.6 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the fifteen (15) month anniversary of the Closing, in the case of all other representations and warranties of the Company and Purchaser and Merger Sub hereunder. The obligations of the Company (but not of the Stockholders) in Articles VII and VIII shall terminate upon the Closing.

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ARTICLE XII
DISPUTE RESOLUTION

12.1          Arbitration.

(a)               The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)               If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c)               The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)               The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)               On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f)                The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)               The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 12.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

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(h)               Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)                 The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)                 Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to render such relief and to enforce specifically the terms and provisions of this Agreement.

12.2          Waiver of Jury Trial; Exemplary Damages.

(a)               THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b)               Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1          Termination Without Default.

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(a)               In the event that the Closing of the transactions contemplated hereunder has not occurred by the Additional Extension Deadline (the “Outside Closing Date”), and no material breach of this Agreement by the party (i.e., the Purchaser or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b)               In the event that the Offer Documents with respect to the transactions hereunder have not been filed with the SEC by 30 days prior to the Additional Extension Deadline (the “Outside Filing Date”), and no material breach of this Agreement by the party (i.e., the Purchaser or the Merger Sub, on one hand, or the Company on the other hand) seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Filing Date.

(c)               In the event the Trust Extension Approval shall not have been obtained after a vote of the Purchaser’s shareholders has been taken and completed at a duly convened stockholders meeting or at any adjournment or postponement thereof, or the Extension Tender Offer is not completed by November 23, 2018, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

(d)               In the event the Company Stockholders Approval shall not have been obtained within thirty (30) days after completion of the Extension Tender Offer, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

(e)               In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

(f)                In the event the Purchaser ceases to be listed on the Nasdaq Stock Market, or its initial listing application in connection with the transactions contemplated hereby is not approved by the Nasdaq Stock Market by the Outside Closing Date, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

(g)               The Purchaser may terminate this Agreement, without liability to any party, by giving notice to the Company within thirty (30) days following the completion of the Extension Tender Offer (or, with respect to clause (ii) below, within thirty (30) days following the later of the Purchaser’s receipt of the Financial Statements and the completion of the Extension Tender Offer) if it identifies any fact or condition in the reasonable discretion of the Purchaser’s board of directors acting in good faith (i) that has had a Material Adverse Effect on the Business of the Company Group as a whole, or (ii) in the Financial Statements that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Business of the Company Group as a whole, in each case, to the extent such fact or condition is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such fact or condition.

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13.2          Termination Upon Default.

(a)               The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)               The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

13.3          Effect of Termination. If this Agreement is terminated pursuant to this Article XIII, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the material breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 9.4, Article XII, this Section 13.3 and Article XIV shall survive any termination hereof pursuant to this Article XIII.

ARTICLE XIV
MISCELLANEOUS

14.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation), to:

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NCF Wealth Holdings Limited
Tower A, WangXin Building
28 Xiaoyun Rd
Chaoyang District, Beijing
Attn: Jia Sheng, CEO

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Giovanni Caruso
Fax: 212-407-4866

if to the Stockholders’ Representative:

Zhenxin Zhang
Level 35
Two Pacific Place
88 Queensway
Hong Kong
Fax: 852-3102 9177

if to the Purchaser or Merger Sub:

c/o MI Management Company,

Trust Company Complex, Suite 206

Ajeltake Road, P.O. Box 3055

Majuro, Marshall Islands, MH96960

Tel: 011-32-3-247-5911

Fax: 011-32-3-248-0906

with a copy to (which shall not constitute notice):

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

Attention: Gary J Wolfe and Robert E. Lustrin

Fax: (212) 480-8421

14.2          Amendments; No Waivers; Remedies.

(a)               This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

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(b)               Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)               Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)               Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3          Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4          Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

14.5          Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

14.6          No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

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14.7          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that all matters relating to the fiduciary duties of the Purchaser’s board of directors shall be subject to the laws of the Republic of the Marshall Islands.

14.8          Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9          Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein; provided, however, that the parties acknowledge and agree that the Section entitled “Standstill” in that certain Non-Binding Summary of Terms for the Merger between the Company and the Purchaser (as amended) shall remain in full force and effect. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11      Construction of certain terms and references; captions. In this Agreement:

(a)               References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)               The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)               Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

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(d)               Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e)               If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)                Captions are not a part of this Agreement, but are included for convenience, only.

(g)               For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.12      Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13      Third Party Beneficiaries. Except as provided in Section 9.5 and Section 14.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14      Waiver. Reference is made to the final prospectus of the Purchaser, dated November 18, 2016 (the “Prospectus”). Each of the Company and the Stockholders’ Representative, for himself and on behalf of the Stockholders, has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Stockholders’ Representative, for himself and on behalf of the Stockholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

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14.15      Stockholders’ Representative. Upon receipt of the Company Stockholders Approval, Zhenxin Zhang shall have been appointed by the Stockholders as agent and attorney-in-fact for each Stockholder, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 11.1 or other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Stockholders, (iv) to authorize or object to delivery to the Stockholders of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders of the Company and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Section 14.15 to the contrary, the Stockholders’ Representative shall have no obligation or authority with respect to any indemnification claims against a Stockholder made by the Purchaser under Section 11.2.

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14.16      Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 14.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

Hunter Maritime Acquisition Corp.

By:	/s/ Alexander Saverys
Name: Alexander Saverys
Title: Director

Merger Sub:

Hunter Maritime (BVI) Limited

By:	/s/ Ludovic Saverys
Name: Ludovic Saverys
Title: Director

Company:

NCF Wealth Holdings Limited

By:	/s/ Jia Sheng
Name: Jia Sheng
Title: CEO

Stockholders’ Representative:

By:	/s/ Zhenxin Zhang
Name: Zhenxin Zhang

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Exhibit A

ARTICLES OF MERGER

SECTION 170 OF THE

BVI BUSINESS COMPANIES ACT

These Articles of Merger are entered into this [●] day of October, 2018 by NCF Wealth Holdings Limited (“NCF” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 1685116 with its registered office at Vistra Corporate Services Centre Wickhams Cay II, Road Town, Tortola, British Virgin Islands, and Hunter Maritime (BVI) Limited (the “Merging Company”), a company incorporated under the laws of the British Virgin Islands with company number 1993798 with its registered office at Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands pursuant to the provisions of section 170 of the BVI Business Companies Act (as amended, the “Act”).

WITNESSETH as follows:

1.	NCF and the Merging Company HEREBY ADOPT a plan of merger, a copy of which is annexed hereto (the “Plan of Merger”), with the intent that the Merging Company shall merge with and into the Surviving Company and that the merger shall be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs.

2.	NCF was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on the 13th day of December, 2011 with company number 1685116.

3.	Merging Company was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on the 1st day of October, 2018 with company number 1993798.

4.	The memorandum of association and articles of association of NCF were first registered by the Registrar of Corporate Affairs on the 13th day of December, 2011 and were last amended on the 17th day of June, 2016.

5.	The memorandum of association and articles of association of the Merging Company were first registered by the Registrar of Corporate Affairs on the 1st day of October, 2018.

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6.	The memorandum of association and articles of association of NCF shall be the memorandum of association and articles of association of the Surviving Company.

7.	The Plan of Merger was approved by a resolution of directors of NCF dated the [●] day of October, 2018 and was authorised by a resolution of members of NCF dated the [●] day of [●], 2018.

8.	The Plan of Merger was approved by a resolution of directors of the Merging Company dated the [●] day of October, 2018 and was authorised by a resolution of the sole member of the Merging Company dated the [●] day of October, 2018.

9.	This merger is to be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs.

10.	These Articles of Merger may be executed in one or more counterparts which, when taken together, shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

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The Surviving Company and the Merging Company have executed these Articles of Merger on the [●] day of October, 2018.

SIGNED for and on behalf of NCF Wealth Holdings Limited By: Zhenxin Zhang Director	) ) ) ) ) )	___________________________
SIGNED for and on behalf of Hunter Maritime (BVI) Limited By: Ludovic Saverys Director	) ) ) ) ) )	___________________________

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PLAN OF MERGER

SECTION 170 OF THE

BVI BUSINESS COMPANIES ACT

This Plan of Merger is made the [●] day of October, 2018 by NCF Wealth Holdings Limited (“NCF” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 1685116 with its registered office at Vistra Corporate Services Centre Wickhams Cay II, Road Town, Tortola, British Virgin Islands, and Hunter Maritime (BVI) Limited (the “Merging Company”), a company incorporated under the laws of the British Virgin Islands with company number 1993798 with its registered office at Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands pursuant to the provisions of section 170 of the BVI Business Companies Act (as amended, the “Act”).

Whereas NCF is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

Whereas the Merging Company is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies are NCF and the Merging Company.

2.	The surviving company is NCF.

3.	NCF has 1,091,569,209 ordinary shares in issue, 29,426,129 series B preference shares in issue, and 24,711,296 series C-1 preference shares in issue, all of which are entitled to vote on the merger as though one class.

4.	The Merging Company has 100 shares in issue, all of which are entitled to vote on the merger as one class.

5.	Upon the merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without further action, of all the rights and property of the constituent companies and the Surviving Company shall become subject to all liabilities, obligations and penalties of the constituent companies.

6.	The manner and basis of converting the shares of the constituent companies into shares of the Surviving Company or other property shall be as follows:

(a)	each outstanding share in the Merging Company on the effective date of the merger shall continue as an outstanding ordinary share in the Surviving Company;

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(b)	each outstanding ordinary share in NCF on the effective date of the merger shall be converted into such number of shares of Class A common stock of Hunter Maritime Acquisition Corp. (“HMAC”), a Marshall Islands corporation, as is equal to the Exchange Ratio;

(c)	each outstanding series B preference share in NCF on the effective date of the merger shall be converted into such number of shares of Class A common stock of HMAC as is equal to the Exchange Ratio times the number of ordinary shares of NCF to be issued pursuant to its memorandum and articles of association were there to be a conversion of the series B preference share into ordinary shares immediately prior to the merger; and

(d)	each outstanding series C-1 preference share in NCF on the effective date of the merger shall be converted into such number of shares of Class A common stock of HMAC as is equal to the Exchange Ratio times the number of ordinary shares of NCF to be issued pursuant to its memorandum and articles of association were there to be a conversion of the series C-1 preference share into ordinary shares immediately prior to the merger ;

where “Exchange Ratio” means such number as is equal to:

200,000,000 divided by the sum of:

(i)	the number of ordinary shares of NCF outstanding immediately prior to the merger; plus

(ii)	the number of ordinary shares of NCF to be issued pursuant to its memorandum and articles of association were there to be a conversion of all of the outstanding series B preference shares of NCF into ordinary shares immediately prior to the merger; plus

(iii)	the number of ordinary shares of NCF to be issued pursuant to its memorandum and articles of association were there to be a conversion of all of the outstanding series C-1 preference shares of NCF into ordinary shares immediately prior to the merger;

Article	II

which for the avoidance of doubt results in the number of shares of Class A common stock of HMAC being issued on the merger as is set out in schedule 1.7 of the merger agreement dated October [●], 2018 amongst NCF, Zhenxin Zhang, HMAC and the Merging Company, and provided that in no event shall more than 200,000,000 shares of Class A common stock of HMAC be issued on the merger.

7.	The memorandum of association and articles of association of NCF in effect on the effective date of the merger shall be the memorandum of association and articles of association of the Surviving Company.

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The Surviving Company and the Merging Company have executed this Plan of Merger on the [●] day of October, 2018.

SIGNED for and on behalf of NCF Wealth Holdings Limited By: Zhenxin Zhang Director	) ) ) ) ) )	___________________________
SIGNED for and on behalf of Hunter Maritime (BVI) Limited By: Ludovic Saverys Director	) ) ) ) ) )	___________________________

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